Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VWR Corporation:

We consent to the use of our report dated June 24, 2014 (except for note 24, as to which the date is August 1, 2014), with respect to the consolidated balance sheets of VWR Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income or loss, redeemable equity and stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania

October 1, 2014